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                                                  OMB Number:         3235-0104
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 FORM 3
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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940


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
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 1. Name and Address of Reporting Person*  2. Date of Event Requiring    4. Issuer Name and Ticker or
Bunker          Stephen        N.             Statement                     Trading Symbol
----------------------------------------      (Month/Day/Year)           Implant Sciences Corporation  (IMPLU)(2)
     (Last)     (First)     (Middle)          6/23/99(1)                 -----------------------------------------------------------
c/o Implant Sciences Corporation           ----------------------------  5. Relationship of Reporting        6. If Amendment, Date
107 Audubon Road, #5,                      3. IRS Identification            Person to Issuer                    of Original
----------------------------------------      Number of Reporting           (Check all applicable)              (Month/Day/Year)
             (Street)                         Person, if an Entity         X   Director     X    10% Owner
Wakefield     Massachusetts    01880          (Voluntary)                -----            -----              -----------------------
----------------------------------------   ----------------------------    X   Officer           Other       7. Individual or Joint/
      (City)      (State)      (Zip)                                     ----- (give      -----  (specify       Group Filing (Check
                                                                               title below)      below)         applicable line)
                                                                         Vice President and Chief Scientist    X    Form filed by
                                                                         ----------------------------------  -----  One Reporting
                                                                                                                    Person
                                                                                                                    Form filed by
                                                                                                             -----  More than One
                                                                                                                    Reporting Person
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                                      TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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Common Stock                                      636,348                            D
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).                                    SEC 1473 (7-96)

                                                   (Print or Type Responses)
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

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect
                                 Exercis-  tion             Title        Number                     (I)
                                 able      Date                          of Shares                  (Instr.
                                                                                                    5)
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Explanation of Responses:
(1) The date indicated is the effective date of the registration statement of the Issuer filed pursuant to Sections 12(b) and 12(g)
of the Securities Exchange Act of 1934.
(2)This is the trading symbol of the Issuer's units (each unit consisting of one share of common stock and one redeemable common stock purchase warrant) on the Nasdaq SmallCap Market, Inc. The Company will apply for the common stock and warrants to be separately listed on the Nasdaq SmallCap Market under the trading symbols "IMPL" and "IMPLW", respectively. The units, common stock and warrants are also separately listed on the Boston Stock Exchange under the trading symbols "IMXU", "IMX" and "IMXW", respectively.

                                                                                 /s/ Stephen N. Bunker              June 23, 1999
**Intentional misstatements or omissions of facts constitute Federal Criminal   -------------------------------   ------------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                        **Signature of Reporting Person          Date
                                                                                     Stephen N. Bunker

Note. File three copies of this form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
                                                     (Print or Type Responses)                                             Page 2
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